Exhibit 4(b)

SUPPLEMENTAL INDENTURE NO. 2

THIS SUPPLEMENTAL INDENTURE NO. 2 (this “Supplemental Indenture”) is made as of May 15, 2008 (the “Execution Date”) between ONCOR ELECTRIC DELIVERY COMPANY LLC, a Delaware limited liability company (formerly TXU Electric Delivery Company, formerly Oncor Electric Delivery Company) (the “Company”) and THE BANK OF NEW YORK, as Trustee (the “Trustee”) under the Indenture and Deed of Trust dated as of May 1, 2002 from the Company to the Trustee, as supplemented by Officer’s Certificates dated May 6, 2002 and December 20, 2002 and by Supplemental Indenture No. 1 dated October 25, 2005 (said Indenture and Deed of Trust, as so supplemented, the “Indenture”). All capitalized terms used herein and not defined herein which are defined in the Indenture shall have the same meanings as used in the Indenture.

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee have previously entered into the Indenture which provides for the issuance of Securities from time to time by the Company;

WHEREAS, the Indenture was duly filed as a mortgage and security agreement and as a utility security instrument with the Secretary of State of Texas under File No. 02-0028304201, with Notice of Utility Security Instruments and Notices of Name Change, Merger or Consolidation related to the Indenture being filed for record and recorded in various counties in the State of Texas;

WHEREAS, under Supplemental Indenture No. 1 dated October 25, 2002, the Indenture was amended to eliminate any provisions of the Indenture related to the Lien of the Indenture, the Mortgaged Property, and Class A Bonds, including Articles Sixteen, Seventeen and Eighteen of the Indenture;

WHEREAS, the Company currently has outstanding $2,850,000,000 in aggregate principal amount of Securities;

WHEREAS, the Company has entered into that Indenture (For Unsecured Debt Securities) dated as of August 1, 2002 which provides for the issuance of Securities from time to time by the Company (the “August 2002 Indenture”);

WHEREAS, the Company has entered into that certain Revolving Credit Agreement dated as of October 10, 2007 among the Company, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent, Fronting Bank and Swingline Lender, CitiBank, N.A., as Syndication Agent and Fronting Bank, JPMorgan Securities Inc., Credit Suisse Securities (USA), LLC, Citigroup Global Markets Inc., Goldman Sachs Credit Partners L.P., Lehman Brothers, Inc. and Morgan Stanley Senior Funding Inc., as Joint Lead Arrangers and Bookrunners and Credit Suisse, Goldman Sachs Credit Partners LP., Lehman Brothers Commercial Bank, Lehman Brothers Holdings Inc., Lehman Commercial Paper Inc. and Morgan Stanley Senior Funding, Inc., as Co-Documentation Agents (as amended or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the Company (i) desires to secure its Debt under the Credit Agreement and under the August 2002 Indenture pursuant to the Deed of Trust (as hereinafter defined) and in so doing will be deemed to issue Secured Debt (other than Permitted Secured Debt) after the Release Date as contemplated by subsections (b) and (c) of Section 707 of the Indenture, and (ii) may hereafter desire to issue additional Debt secured by the Deed of Trust and in so doing will be deemed at such time, on satisfaction of the conditions set forth in the Deed of Trust, to issue Secured Debt (other than Permitted Secured Debt) after the Release Date as contemplated by subsections (b) and (c) of Section 707 of the Indenture (all Debt referred to in clauses (i) and (ii), collectively, the “Additional Secured Debt”), in each case on satisfaction of the condition under Subsection 707(b)(i) of the Indenture that provision be made that the Benefitted Securities shall be secured at least equally and ratably with the Additional Secured Debt;

WHEREAS, the Company has furnished to the Trustee an Officer’s Certificate and an Opinion of Counsel pursuant to Sections 707(c), 104, and 1303 of the Indenture;

WHEREAS, the Company has duly authorized the execution and delivery of this Supplemental Indenture and hereby requests the Trustee to execute and deliver this Supplemental Indenture;

WHEREAS, all things necessary to make this Supplemental Indenture a valid and binding agreement of the Company and an indenture supplemental to the Indenture in accordance with its terms have been done and performed; and

WHEREAS, effective as of the date first written above, this Supplemental Indenture shall amend and supplement the Indenture as herein set forth.

AMENDMENT AND SUPPLEMENT:

NOW, THEREFORE, for the premises considered, the Company and the Trustee agree as follows:

1. Equal and Ratable Security. Pursuant to Section 707(b)(i) of the Indenture, the Company is making effective provisions whereby the Benefitted Securities shall be secured at least equally and ratably with the Additional Secured Debt pursuant to that Deed of Trust, Security Agreement and Fixture Filing of even date herewith, granted by the Company to The Bank of New York, as Collateral Agent for the Secured Parties (as defined in the Deed of Trust) (the “Deed of Trust”).

2. Additional Event of Default. Pursuant to Section 1301(c) of the Indenture the following Event of Default is added to the Indenture as Section 901(f):

(f) sale or transfer of all or any part of the Mortgaged Property in foreclosure (or deed in lieu of foreclosure) of a Lien created or existing as an encumbrance on the Mortgaged Property and securing the Benefitted Securities and other Secured Debt (other than Permitted Secured Debt).

3. Recording, Filing, Etc. So long as the Deed of Trust is in effect and encumbering property of the Company, Section 1816 of the Indenture, which was eliminated from the Indenture in Supplemental Indenture No. 1 dated October 25, 2005, is hereby reinstated and made a part of the Indenture provided that all references in said Section 1816 to “this Indenture” shall mean and refer to the Deed of Trust and the term “Release Date,” as used in said Section 1816, shall mean the date on which the Deed of Trust is no longer in effect or encumbering property of the Company or has been released.

4. Trustee. The Trustee makes no undertaking or representations in respect of, and shall not be responsible for or in respect of, the validity or sufficiency of this Supplemental Indenture or the proper authorization or the due execution hereof by the Company or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company; provided that the Trustee does represent that it has all necessary corporate authority and capacity to act as Trustee in executing this Supplemental Indenture.

5. Full Force and Effect. Except as expressly amended and supplemented hereby, the Indenture shall continue in full force and effect in accordance with the provisions thereof and is in all respects hereby ratified and confirmed. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York (including without limitation Sections 5-1401 of the New York General Obligations Law or any successor statute), except to the extent that the Trust Indenture Act shall be applicable and except to the extent that the laws of the State of Texas shall mandatorily govern.

6. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of which counterparts shall together constitute but one and the same instrument.

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In witness whereof the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

COMPANY:	ONCOR ELECTRIC DELIVERY COMPANY, LLC, a Delaware limited liability company

	By:	/s/ John M. Casey
John M. Casey, Treasurer

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

On this 13th day of May, 2008, before me, a notary public, the undersigned officer, personally appeared JOHN M. CASEY, who acknowledged himself to be the Treasurer of ONCOR ELECTRIC DELIVERY COMPANY LLC, a Delaware limited liability company, and that he, as such Assistant Treasurer, being authorized to do so, executed the foregoing instrument for the purposes therein contained, by signing the name of the limited liability company by himself as Assistant Treasurer.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

Notary Public in and for the State of Texas

TRUSTEE:	THE BANK OF NEW YORK, as Trustee

	By:	/s/ Remo J. Reale
Remo J. Reale, Vice President

STATE OF NEW YORK	§
§
COUNTY OF NEW YORK	§

On this __________ day of May, 2008, before me, a notary public, the undersigned officer, personally appeared _________________________, who acknowledged himself to be a Vice President of THE BANK OF NEW YORK, a New York banking corporation, and that he, as such Vice President, being authorized to do so, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as Vice President.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

Notary Public in and for the State of New York
My Commission Expires: